SEALE AND BEERS, CPAs
PCAOB & CPAB REGISTERED AUDITORS
www.sealebeers.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form 10K of Topaz Resources, Inc., of our report dated April 13, 2012 on our audit of the financial statements of Topaz Resources, Inc. as of December 31, 2011 and 2010, and the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 2011 and 2010, and from inception on January 16, 2009 through December 31, 2011, and the reference to us under the caption "Experts".

*/s/ **Seale and Beers, CPAs***

Seale and Beers, CPAs
Las Vegas, Nevada
April 13, 2012